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Van Eck Merk Gold Trust

Merk Gold Trust (OUNZ) – Overview

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Overview Fact Sheet Prospectus

The Van Eck Merk Gold Trust (the “Trust” or "OUNZ") provides investors with a convenient and cost-efficient way to buy and hold gold through an exchange traded product with the option to take physical delivery of gold.

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The Trust’s primary objective is to provide investors with an opportunity to invest in gold through the shares and be able to take delivery of physical gold bullion (physical gold) in exchange for their shares. The Trust’s secondary objective is for the shares to reflect the performance of the price of gold less the expenses of the Trust’s operations.

Ticker OUNZ Exchange NYSE Arca

Expense Ratio 0.40% Sponsor Merk Investments LLC

For the Van Eck Merk Gold Trust

delivery application, please click here

Please consult with your tax advisor regarding your individual tax situation.

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*A delivery applicant must submit a delivery application and payment for the processing and delivery fees to cover the cost of preparing and transporting the gold.

The delivery of physical gold to applicants may take considerable time and the delay in delivery could result in losses if the price of gold declines. A share submission is irrevocable.

The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the Van Eck Merk Gold Trust's ("Trust") investment objectives, risks, charges and expenses.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the goldheld in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net assetvalue (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments,

as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Global and Foreside Fund Services, LLC, provide marketing services to the Trust.

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